UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 12, 2008

FEDERAL TRUST CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-31724	59-2935028
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

312 West First Street Sanford, Florida	32771
(address of principal executive offices)	(zip code)

(407) 323-1833

(Registrant’s telephone number, including areas code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This current report contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to strategic objectives, anticipated financial results, future business prospects and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

ITEM 1.01. Entry Into A Material Definitive Agreement

1. Standby Purchase Agreements

Federal Trust Corporation (the “Company”) has commenced an offering of its shares of common stock in a rights offering to its existing shareholders. In the rights offering, each shareholder as of May 6, 2008 (the “Record Date”) will receive a basic subscription right to purchase 1.6732 shares of common stock, at a subscription price of $0.95 per share, for each share of common stock owned on the Record Date. The subscription rights entitle our shareholders as of the record date to purchase an aggregate of approximately 15,788,825 shares of our common stock for an aggregate purchase price of approximately $15.0 million. Each subscription right entitles the holder to a basic subscription privilege and an over-subscription privilege. In the event that a shareholder purchases all of the shares of common stock available to it pursuant to its basic subscription privilege, the shareholder may also choose to purchase a portion of the shares of the Company’s common stock that are not purchased by the other shareholders through the exercise of the over-subscription privilege.

In connection with the rights offering, the Company has entered into standby purchase agreements with certain institutional investors and high net worth individuals (the “Standby Purchasers”), pursuant to which the Company has agreed to sell, and these Standby Purchasers severally have agreed to purchase from the Company, up to $23.4 million (24,623,646 shares) of our common stock. The Company has also agreed to provide two of these Standby Purchasers a total of 10,000,000 warrants exercisable for up to 10,000,000 shares of our common stock at $0.95 per share. The first standby purchase agreement was executed May 12, 2008 and was the date the Company priced the rights offering and the standby offering. We refer to the rights offering and the standby offering as the “stock offerings.”

Of the approximately $23.4 million of common stock to be sold to Standby Purchasers, approximately $1.6 million represents the shares of common stock purchasable with their basic subscription privileges. Each of the Standby Purchasers has agreed not to exercise its over-subscription privilege in any amount. The $0.95 price per share paid by the Standby Purchasers for such common stock equals the subscription price paid by all others in the rights offering.

The exercise price of the warrants is equal to the $0.95 per share subscription price paid by our shareholders in the rights offering. The warrants are not exercisable until the Standby Purchasers receive any required approvals or non-objection from the Office of Thrift Supervision or other applicable bank regulatory authority with respect to the exercise. The Company has agreed to file a registration statement with the Securities and Exchange Commission with respect to the exercise of the warrants within 20 days of the completion of the stock offerings. The warrants expire upon the later of (i) seven years from the date of effectiveness of the registration statement filed with respect to such exercise or (ii) nine years from the completion of the stock offerings.

The Company has agreed to provide the Standby Purchasers with preemptive rights with respect to future issuances of shares of common stock (or securities convertible into shares of common stock), except for issuances pursuant to stock benefit plans, provided that the Standby Purchaser beneficially owns 10% or more of the outstanding shares of our common stock at the time of issuance. Any sales of additional shares to a Standby Purchaser may be subject to the approval or non-objection of the Office of Thrift Supervision, based on the Standby Purchaser’s total ownership of our shares.

The following table sets forth the maximum share commitments of the Standby Purchasers. In no event will we issue fewer than 21,053,280 shares to the Standby Purchasers. The Company will also issue 5,000,000 warrants to two of the Standby Purchasers, Patriot Financial Partners, L.P. and Sidhu Advisors FDT, LLC.

Name	Maximum Share Commitment
Patriot Financial Partners, L.P.	10,212,798
Sidhu Advisors FDT, LLC	9,887,874
Keefe Ventures Fund, LP	2,631,579
El Coronado Holdings, LLC	875,716
John Sheldon Clark	769,179
David Schwartz	246,500

Total	24,623,646

The Company has agreed to provide each of Patriot Financial Partners, L.P. and Sidhu Advisors FDT, LLC the right to select one candidate for appointment to the boards of directors of the Company and its subsidiary, Federal Trust Bank. Subject to receipt of regulatory approval, the Company also agreed to provide each of these two Standby Purchasers the right to select one individual who will have observer rights at these board meetings. The Company will also pay the reimbursable expenses of each of Patriot Financial Partners, L.P. and Sidhu Advisors FDT, LLC in an amount up to $150,000. Finally, in the event the Company terminates the standby purchase agreements because its Board of Directors determines, in the exercise of its fiduciary duties, that it is not in the best interests of the Company and the Company’s shareholders to go forward with the stock offerings, then the Company will pay the Standby Purchasers liquidated damages totaling $3.3 million.

Each standby purchase agreement provides that it may be terminated by the Standby Purchaser only upon the occurrence of the following events:

(i)	prior to the closing of the stock offerings, if the Company experiences a material adverse effect on its financial condition, or on its financial position, operations, assets, results of operation or business (excluding changes in general economic, industry, market or competitive conditions that generally affect the financial institutions industry, unless such changes have a disproportionate effect on the Company);

(ii)	the suspension of trading in the Company’s common stock, a general suspension of trading on the American Stock Exchange or the establishment of limited or minimum prices on the American Stock Exchange;

(iii)	if the Company materially breaches the standby purchase agreement and such breach is not cured within the time period specified in the standby purchase agreement;

(iv)	if the rights offering and sales to standby purchasers are not completed by September 30, 2008;

(v)	if the Company fails to receive shareholder approval under American Stock Exchange rules of the issuance of shares in a non-public offering, which would permit the Company to conduct the sale of shares of our common stock and issuance of warrants to Standby Purchasers;

(vi)	if the Company fails to receive shareholder approval of an amendment to its Restated Articles of Incorporation to increase the number of authorized shares to 65,000,000;

(vii)	in the event that the Company is unable to obtain any required federal or state approvals for the stock offerings on conditions reasonably satisfactory to the Company despite its reasonable efforts to obtain such approvals;

(viii)	if the Company fails to amend the severance agreements and the salary continuation agreements it has entered into with certain of its executive officers to provide that the stock offerings will not constitute a “Change in Control” under those agreements; and

(ix)	any circumstances occur that would result in the Standby Purchaser (other than Patriot Financial Partners, L.P. and Sidhu Advisors FDT, LLC), individually or otherwise with any other person or entity, being required to register as a depository institution holding company under federal or state laws or regulations, or to submit an application, or notice, to a federal regulatory authority.

The obligations of the Company and the Standby Purchasers to complete the stock offerings are subject to additional conditions, including the shares to be issued in the rights offering and to the standby purchasers being authorized for listing on the American Stock Exchange.

The foregoing description of the standby purchase agreements is qualified in its entirety by reference to the form of standby purchase agreement that is attached hereto as Exhibit 10.1, and is incorporated by reference into this Item 1.01.

2. Cease and Desist Orders

As previously reported in filings made by the Company with the Securities and Exchange Commission, following its most recent examination of the operations of the Company and Federal Trust Bank, the Office of Thrift Supervision noted weaknesses and failures relating primarily to our real estate lending practices and asset quality, and their impact on our capital and earnings. Effective May 12, 2008, the Company and Federal Trust Bank consented to the issuance by the Office of Thrift Supervision of cease and desist orders to the Company and Federal Trust Bank, which are designed to ensure that the weaknesses noted in the recently concluded examinations are properly addressed. The orders provide that:

•

the Company must submit for review and approval by the Office of Thrift Supervision a capital plan to raise additional capital for Federal Trust Bank by July 15, 2008 and, if the additional capital cannot be raised by such date, to enter into a merger agreement with a merger or acquisition partner by August 31, 2008;

•

Federal Trust Bank must submit for review and approval or non-objection by the Office of Thrift Supervision a detailed business plan to strengthen and improve Federal Trust Bank’s operations, earnings, liquidity and capital;

•	Federal Trust Bank must submit quarterly reports to the Office of Thrift Supervision regarding compliance with the business plan;

•

until the Office of Thrift Supervision has approved or provided its non-objection to Federal Trust Bank’s business plan, Federal Trust Bank will not be permitted to increase its current levels of construction loans, acquisition and development loans, non-residential permanent mortgage loans, land loans and certain other loans without the prior approval of the Office of Thrift Supervision;

•

until the Office of Thrift Supervision has approved or provided its non-objection to Federal Trust Bank’s business plan, Federal Trust Bank will not be permitted to increase its total assets during any quarter in excess of an amount equal to the net interest credited on deposit liabilities during the quarter without the prior approval of the Office of Thrift Supervision;

•

Federal Trust Bank must submit for review and approval or non-objection by the Office of Thrift Supervision an asset review program that will (i) strengthen and ensure the timely identification and proper classification of problem assets, (ii) ensure adequate and proper levels of the allowance for loan and lease losses, and (iii) establish individualized resolution plans for problem assets;

•	Federal Trust Bank will not be permitted to declare a dividend without the prior written approval of the Office of Thrift Supervision;

•	Federal Trust Bank must revise its legal lending limit policies and procedures to ensure compliance with applicable law and devise an action plan to correct any legal lending limit violations;

•

Federal Trust Bank will not be permitted to enter into, renew or modify any agreements with us or enter into affiliated transactions with the Company, without prior approval of the Office of Thrift Supervision;

•

Federal Trust Bank will not be permitted to enter into any third-party contracts for services outside the normal course of business without prior review and approval of the Office of Thrift Supervision;

•	the Board of Directors of Federal Trust Bank must submit a plan to strengthen the Board of Directors’ oversight of management and Federal Trust Bank’s operations;

•

the Board of Directors of Federal Trust Bank must conduct a review of Federal Trust Bank’s lending functions and assess the qualifications, experience and proficiency of Federal Trust Bank’s management and lending staff; and

•

the Board of Directors of Federal Trust Bank must establish a committee comprised of non-employee directors to monitor and coordinate Federal Trust Bank’s compliance with the provisions of its enforcement order.

The foregoing description of the cease and desist orders is qualified in its entirety by reference to the cease and desist orders issued to the Company and Federal Trust Bank, which are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated by reference into this Item 1.01.

ITEM 8.01. Other Events

On May 15, 2008, the Company issued a press release announcing the stock offerings. A copy of this press release is attached hereto as Exhibit 99.3.

ITEM 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Form of Standby Purchase Agreement

99.1	Cease and Desist Order issued to Federal Trust Corporation

99.2	Cease and Desist Order issued to Federal Trust Bank

99.3	Press Release Dated May 15, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2008

Federal Trust Corporation
(Registrant)

By:	/s/ Dennis T. Ward
Dennis T. Ward
President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Standby Purchase Agreement

99.1	Cease and Desist Order issued to Federal Trust Corporation

99.2	Cease and Desist Order issued to Federal Trust Bank

99.3	Press Release Dated May 15, 2008